Exhibit 99.1

AITX's RAD Launches RADGuard Into Market with Groundbreaking
Licensing Order

RADGuard, RAD's Visitor Management App Powers TOM and Android Tablets, Secures
Initial 10-License Order with More on Deck

Detroit, Michigan, September 25, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has announced a landmark order for RADGuard™, the Company's new stand-alone visitor management application. Built to power RAD's TOM™ (The Office Manager) and fully compatible with most Android tablets, RADGuard is now entering the market with force. A recently signed Canadian-based dealer has committed to an initial 10 licenses, with up to 20 more expected, setting the stage for RADGuard to redefine visitor management in premium lobbies.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD an AITX company ROBOTIC ASSISTANCE DEVICES

Meet RADGuard: Visitor Management Reimagined for the Lobby.

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RAD's RADGuard running on an Android tablet welcoming visitors in a corporate lobby.

This order represents RAD's first deployment of a software application operating independently of the Company's proprietary hardware devices. By extending RADGuard to standard Android tablets in addition to TOM, RAD opens the door to vast new licensing opportunities for end users, channel partners, and even third-party hardware OEMs.

RADGuard provides facilities with a streamlined visitor management system, handling lobby ingress and egress, visitor badge creation, and instant employee notifications. When paired with TOM, RAD's sleek tablet-based device, users gain additional capabilities including two-way audio and video communication, customizable welcome messages, concierge features, and integration with on-site security teams. Together, RADGuard and TOM modernize lobby security by replacing outdated manual processes with automated, AI-driven efficiency.

Across corporate lobbies, the reliance on full-time receptionists and security guards has steadily given way to automation. Companies are turning to tablet and kiosk-based systems that manage visitor check-ins, generate badges, notify employees, and even control access points. This shift not only reduces operating costs and staffing challenges, but it also improves consistency by eliminating delays and errors common with manual processes. At the same time, remote operators can oversee multiple sites from a single location, extending security coverage without expanding headcount. With this momentum, solutions like RADGuard and TOM arrive at the perfect moment to meet the demand for modern, efficient, and secure lobby management.

"The launch of RADGuard as a software-only application signals a new chapter for RAD," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "For the first time, our technology extends beyond our own devices, creating opportunities to license RAD solutions on widely available platforms. This reach positions us to serve a far broader market and to deliver meaningful value to our clients, channel partners and shareholders."

RAD encourages corporate clients, channel partners, and hardware manufacturers to engage with the Company and explore how RADGuard can elevate visitor management and open new opportunities in security. For more information or to request a demonstration, please visit www.radsecurity.com/radguard/.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/